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                      November 2, 2020

       Mostafa Nagaty
       Chief Financial Officer
       KKR Real Estate Finance Trust Inc.
       9 West 57th Street, Suite 4200
       New York, NY 10019

                                                        Re: KKR Real Estate
Finance Trust Inc.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Form 10-Q for the
quarterly period ended March 31, 2020
                                                            Form 10-Q for the
quarterly period ended June 30, 2020
                                                            File No. 001-38082

       Dear Mr. Nagaty:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction